Exhibit 10.12
October 7, 2022

John DiLullo
Email: john_dilullo@yahoo.com

Re:    Offer of Employment
Dear John:
On behalf of the Board of Directors (the “Board”) of LiveVox Holdings, Inc. (the “Company”), I am pleased to confirm the terms of your employment with the Company. Subject to the terms and conditions of this letter agreement (this “Agreement”), your employment with the Company will commence on or about November 1, 2022 (with the date on which your employment actually commences, the “Effective Date”).
1.Position and Duties. You will serve as the Chief Executive Officer of the Company, and you will have such duties, authorities, and responsibilities commensurate with the duties, authorities, and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities, and responsibilities as may reasonably be assigned to you from time to time by the Board. Unless otherwise agreed by you and the Company, you will report directly to the Board. On or promptly following the Effective Date, you will be appointed as a member of the Board.
2.Base Salary. Your annual base salary as of the Effective Date shall be $750,000 (as adjusted from time to time, the “Base Salary”). The Base Salary shall be subject to review from time to time by the Board in its sole discretion, but may not be reduced, except as expressly permitted pursuant to Section 6(c)(ii)(A). The Base Salary shall be payable in periodic installments in accordance with the Company’s normal payroll practices.
3.Annual Bonus.
(a)General. With respect to calendar year 2022 and each calendar year thereafter during which you are employed by the Company, you shall be eligible to receive a cash incentive bonus (the “Annual Bonus”) based upon the achievement of certain performance goals to be determined by the Board or the Committee (as defined in the Plan (as defined below)), reasonably and in good faith. The initial target annual opportunity for the Annual Bonus will be $750,000, less all required tax withholdings and other applicable deductions. Any earned Annual Bonus shall be paid to you promptly following the Board’s certification of financial results for the calendar year in respect of which the Annual Bonus is earned, subject to your continued employment with the Company through the applicable payment date. Your Annual Bonus for calendar year 2022 (the “2022 Bonus”) shall be subject to proration, with such proration effected by multiplying your target Annual Bonus for calendar year 2022 by a fraction, the numerator of which is the number of days you were employed by the Company between the Effective Date and December 31, 2022 and the denominator of which is 365, and with the amount of 2022 Bonus determined without regard to achievement of any individual or Company performance goals, subject only to your continued employment through both December 31, 2022 and the payment date.

(b)Special 2023 Bonus. You shall be eligible to earn a one-time cash incentive bonus in an amount of $375,000, less all required tax withholdings and other applicable deductions (the “Special Bonus”), which shall be earned upon your continued employment from the Effective Date through April 30, 2023. Any earned Special Bonus shall be paid to you promptly following April 30, 2023, subject to your continued employment with the Company through the applicable payment date. If you terminate your employment with the Company without Good Reason (as defined in Section 6(c)), or if the Company terminates your employment for Cause (as defined in Section 6(c)), in each case, prior to December 31, 2023, you will be required to repay the Special Bonus in full (less any taxes previously withheld). For the sake of clarity, you will not be required to repay any portion of the Special Bonus if you terminate your employment for Good Reason, the Company terminates your employment without Cause, or you die or incur a Disability, in each case, prior to December 31, 2023.
4.Long-Term Incentive Compensation. The Company maintains the LiveVox Holdings, Inc. 2021 Equity Incentive Plan (as amended, restated, modified, or otherwise supplemented from time to time, the “Plan”). Capitalized terms used but not defined in this Section 4 shall have the respective meanings set forth in the Plan.
(a)Inducement Grant. Subject to approval of the Board, on or as soon as practicable following the Effective Date, you shall be granted a one-time award of restricted stock units under the Plan (the “Inducement Award”) having an aggregate grant date fair market value equal to $2,750,000 (the “Grant Date Value”). The number of shares of Common Stock underlying the Inducement Award will be determined by dividing the Grant Date Value by the volume-weighted average price of a share of Common Stock over the 30 consecutive trading day period immediately prior to the date of this Agreement; provided that if the Effective Date is after November 1, 2022, such 30 consecutive trading day period will be determined by reference to the Effective Date, rather than the date of this Agreement. The Inducement Award shall (i) vest as to 25% of the Inducement Award on the first anniversary of the Effective Date and as to 6.25% of the Inducement Award at the end of each three calendar month period thereafter (such that 100% of the Inducement Award is vested on the fourth anniversary of the Effective Date), subject to your continued employment through each applicable vesting date, (ii) have terms and conditions (excluding vesting terms and conditions) consistent with restricted stock unit awards granted to senior executives of the Company generally, and (iii) be subject to the terms and conditions of the Plan and an award agreement thereunder. Your entitlement to the Inducement Award is subject to your commencement of employment on the Effective Date.
(b)Annual Grant for Calendar Year 2023. Subject to approval of the Board and your continued employment with the Company through the applicable grant date, on the date on which annual awards under the Plan are granted to senior executives of the Company generally in calendar year 2023, you shall be granted (i) an award of performance-based restricted stock units under the Plan (the “2023 Performance Stock Unit Award”) having an aggregate grant date fair market value based on target performance equal to $1,250,000; and (ii) an award of restricted stock units under the Plan having an aggregate grant date fair market value equal to $1,250,000 (the “2023 Restricted Stock Unit Award” and together with the 2023 Performance Stock Unit Award, collectively, the “2023 Annual Grant”); provided, however, that, if such annual awards are made prior to the first anniversary of the Effective Date, then the aggregate grant date fair market values set forth in the preceding clauses (i) and (ii) shall be subject to proration, with such proration effected by multiplying the values set forth above by a fraction, the numerator of which is the number of days you were employed by the Company prior to the grant date of the 2023 Annual Grant and the denominator of which is 365. The (A) 2023 Performance Stock Unit Award shall have such terms and conditions as determined by the Board or Committee, with time vesting to be in accordance with the time-vesting schedule applicable to the 2023 Restricted Stock Unit Award (as set forth in clause (B) below), and performance vesting to occur over a four-year performance period based upon achievement of certain

Common Stock price thresholds, as set forth in the applicable award agreement, and (B) the 2023 Restricted Stock Unit Award shall vest in as to 25% of the 2023 Restricted Stock Unit Award on the first anniversary of the grant date and as to 6.25% of the 2023 Restricted Stock Unit Award at the end of each three calendar month period thereafter (such that 100% of the 2023 Restricted Stock Unit Award is vested on the fourth anniversary of the grant date). Notwithstanding anything to the contrary set forth in this Section 4(b), the number of shares of Common Stock underlying the 2023 Annual Grant shall not exceed 833,000 in the aggregate; provided, however, that, if such 2023 Annual Grant is made prior to the first anniversary of the Effective Date, then such maximum number of shares of Common Stock shall be subject to proration, with such proration effected by multiplying 833,333 by a fraction, the numerator of which is the number of days you were employed by the Company prior to the grant date of the 2023 Annual Grant and the denominator of which is 365. All vesting of the 2023 Annual Grant is subject to your continued employment through each appliable vesting date. The 2023 Annual Grant shall also (I) have terms and conditions (excluding vesting terms and conditions) consistent with restricted stock unit awards and performance stock unit awards granted to senior executives of the Company generally, and (II) be subject to the terms and conditions of the Plan and an award agreement thereunder. Grants of awards to you under the Plan in calendar years following calendar year 2023 shall be evaluated and determined by the Board at such time in its sole discretion.
(c)Restricted Stock Unit Acceleration. If (i) a Change in Control is consummated and the Inducement Grant and/or the 2023 Restricted Stock Unit Award are assumed, continued, or substituted in accordance with Section 13(c)(i) of the Plan (such award, as assumed, continued, or substituted, the “Converted Inducement Grant” and the “Converted 2023 Restricted Stock Unit Award,” respectively) and (ii) your employment with the Company is terminated by the Company without Cause (and not due to your death or Disability (as defined in the Plan)), or you resign for Good Reason, in each case, within six months immediately following the consummation of such Change in Control, then, subject to your satisfaction of the Conditions (as defined and set forth in Section 6(b)), any unvested portion of the Converted Inducement Grant and the Converted 2023 Restricted Stock Unit Award, as applicable, shall fully vest.
5.Employee Benefits; Business Expenses. You shall be eligible to participate in the Company’s employee benefit plans, and receive the employee benefits, fringe benefits, and perquisites available thereunder in accordance with the terms of such employee benefit plans as in effect and as may be amended from time to time. The Company shall reimburse you for all expenses that you reasonably incur during your employment with the Company in the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policies as in effect from time to time.
6.Severance Terms.
(a)General. If the Company terminates your employment without Cause, and not due to your death or Disability, or if you resign for Good Reason, then, subject to your satisfaction of the Conditions, the Company shall (i) pay you any accrued amounts required to be paid under applicable law (the “Accrued Amounts”), and (ii) pay you an amount (the “Severance Amount”) equal to the sum of (A) your target Annual Bonus for the calendar year in which the date of termination occurs and (B) the Base Salary, which Severance Amount shall be payable in substantially equal regular installments over the 12-month period following such termination of employment (the “Severance Period”) in accordance with the Company’s normal payroll practices.
(b)Conditions; Payment Timing. As a condition to receiving any Severance Amount, you must execute and deliver of a separation agreement and general release of claims in a form provided by the Company (and non-revocation thereof within the time period set forth therein) and continue to comply in all respects with all restrictive covenants by which you are bound in favor of the Company and its subsidiaries, including the restrictive covenants set forth in Exhibit A hereto (collectively, the “Conditions”). Subject to satisfaction of the Conditions, the first payment of any amount pursuant to Section 6(a) during the Severance Period shall be made on the first regularly scheduled payroll date following the 60th day after the date of such termination of employment and such first payment shall include any portion of the Severance Amount that would have otherwise been payable between the date of such termination of employment and such payroll date. Any amounts payable to you following termination of employment pursuant to this Section 6 shall be in full and complete satisfaction of your rights under this Agreement and any other claims that you may have in respect of your employment with the Company and its affiliates, and you hereby acknowledge that such amounts are your sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of your employment hereunder or any breach of this Agreement by the Company.
(c)Definitions.
(i)For purposes of this Agreement, “Cause” means your (A) commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Affiliated Group (as defined in Exhibit A) or any of its customers, suppliers, licensors, licensees, employees, or other business relation; (B) repeated failure to perform your duties as reasonably directed by the Board and/or its designees, (C) gross negligence, willful misconduct, or breach of fiduciary duty with respect to the Affiliated Group or any of its customers, suppliers, licensors, licensees, employees, or other business relations, (D) reporting to work under the influence of illegal drugs, your use of illegal drugs (whether or not at the workplace), or your use or abuse of alcohol in a manner that impairs your ability to perform your duties hereunder, (E) conduct causing, or tending to bring, the Affiliated Group into substantial public disgrace or disrepute or economic harm, or (F) material breach of this Agreement, any agreement between you and any member of the Affiliated Group or any policies or standards regarding employment practices (including nondiscrimination and sexual harassment policies) as approved by the Board from time to time. Your resignation after an event that would be grounds for a termination for Cause shall be treated as a termination for Cause.
(ii)For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events or conditions without your written consent: (A) a material reduction in your Base Salary (other than an across-the-board salary reduction affecting similarly situated employees), or (B) a material diminution in your authority, duties, or responsibilities (which shall include, for the avoidance of doubt, any such diminution that results in you no longer serving as an “officer” of the Company or its affiliates within the meaning of Rule Section 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during the period the equity securities of the Company or such affiliate are registered under the Exchange Act). To invoke a termination for Good Reason, you must provide written notice to the Company of the existence of one or more of the conditions described above within 30 days following the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. If the Company fails to remedy the condition constituting Good Reason in all material respects during the applicable Cure Period, your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) must occur, if at all, within 30 days following such Cure Period for such termination as a result of such condition to constitute a termination for Good Reason. Otherwise, any claim of such event constituting Good Reason shall be deemed irrevocably waived.

7.Restrictive Covenants. You hereby acknowledge and agree that you shall be bound by the restrictive covenants set forth in Exhibit A hereto.
8.Section 409A of the Code.
(a)The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, or an exemption thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest, or penalty that may be imposed on you by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if you are deemed on date of your termination of employment to be a “specified employee” within the meaning of Section 409A of the Code, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service,” and (ii) the date of your death, to the extent required under Section 409A of the Code. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 8(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)For purposes of Section 409A of the Code, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(d)To the extent that reimbursements or other in-kind benefits under this Agreement are considered nonqualified deferred compensation under Section 409A of the Code, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which you incurred such expenses, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other taxable year.
9.Miscellaneous.
(a)Successors; Assigns. This Agreement is personal to each of the parties hereto. Except as provided in this Section 9(a), no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any of its subsidiaries and affiliates and any successor to all or substantially all of the business and/or assets of the Company; provided that the Company shall require such assignee or successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” shall mean the Company and any assignee or successor to its business and/or assets that assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.
(b)Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(c)Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement in such jurisdiction or in any other jurisdiction, it being the intent of the parties that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.
(d)Amendment; No Waiver. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, waiver, modification, or discharge is agreed to in writing and signed by parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(e)Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California, and shall in all respects be interpreted, enforced, and governed under the internal and domestic laws of California, without regard to conflicts of law principles. Any claims or legal actions by one party against the other shall be commenced and maintained in state or federal court located in California, and I hereby submit to the jurisdiction and venue of any such court.
(f)Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement. This Agreement, together with all exhibits hereto, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, including the terms and conditions set forth in the non-disclosure agreement between you and the Company and the presentation entitled “Project Caicos Executive Compensation Opportunity,” dated as of September 28, 2022, as updated or amended.
(g)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.
(h)Background Check. This Agreement is subject to your successful completion of a satisfactory background check.
[Signature Page Follows]

    This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of your employment following the Effective Date, please sign and return to me one copy of this Agreement. You should make a copy of the executed Agreement for your records.
Very truly yours,
LIVEVOX HOLDINGS, INC.

/s/ Stewart M. Bloom
Name: Stewart M. Bloom
Title: Chairman
Date: October 7, 2022

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my employment following the Effective Date, and I hereby confirm my agreement to the same.

/s/ John DiLullo
John DiLullo
Date: October 7, 2022

[Signature Page to Offer Letter]

Exhibit A
RESTRICTIVE COVENANTS
The Company and its affiliates (collectively, the “Affiliated Group”) operate in a highly sensitive and competitive commercial environment. As part of your employment with the Affiliated Group, you have been, and will be exposed to, highly confidential and sensitive information regarding the business operations of the Affiliated Group, including corporate strategy, pricing, and other market information, know-how, trade secrets, and valuable customer, supplier, lessor, regulatory, and employee relationships. It is critical that the Company take all necessary steps to safeguard their legitimate protectable interests in such information and to prevent any of its competitors or any other persons from obtaining any such information. Therefore, in consideration of, and as an inducement to, the Company to enter into this Agreement and in consideration of your employment with the Affiliated Group after the Effective Date, you hereby agree to be bound by the restrictive covenants set forth below:
1.Confidentiality and Nondisclosure; Inventions and Other Intellectual Property.
(a)Confidential Information. You acknowledge that in the course of your employment and/or service with the Affiliated Group, you may create, have access to, become acquainted with, and/or possess Confidential Information (as defined below) of the Affiliated Group. You recognize that Confidential Information has been developed by the Affiliated Group at great expense and is and shall remain the exclusive property of the Affiliated Group. You agree that, during the period of your employment and/or service with the Affiliated Group and thereafter, you shall not, without the express, written consent of the relevant member of the Affiliated Group, disclose to any person or entity, or use or otherwise exploit for your own benefit or for the benefit of any other person or entity, any of the Affiliated Group’s Confidential Information, except as may be required in the course of your employment and/or service with the Affiliated Group. For this purpose, “Confidential Information” means the confidential and proprietary information of the Affiliated Group and includes, but is not limited to, information relating to: intellectual property and Discoveries (as defined below), internal business and management practices and procedures; salary, bonus, and other personal information relating to employees of the Affiliated Group; corporate financial and business information, strategies, and plans of the Affiliated Group; corporate human resource information; litigation affecting the Affiliated Group or its employees, officers, or directors; information relating to customers; marketing plans and strategies; product information; market information, processes, trade secrets, inventions, know-how, and methods and procedures of operation; information relating to suppliers, advertising, contractual relations, performance, sales, pricing, financial, ideas, data, and concepts originated by the Affiliated Group and/or persons or entities with whom the Affiliated Group may have business relationships.
(b)Return of Affiliated Group Property. Upon your termination of employment for any reason or such earlier time as requested by the Affiliated Group, you shall promptly return, to the relevant member of the Affiliated Group, originals or copies of any and all materials, documents, notes, manuals, or lists containing or embodying Confidential Information, or relating directly or indirectly to the business of the Affiliated Group, and all Affiliated Group property, then in your possession or control.
(c)Disclosures Compelled by Law. Subject to Sections 1(e) and 1(f) of this Exhibit A, if you are compelled by law to make any disclosure of information that otherwise would be prohibited by this Exhibit A, you shall give the relevant member of the Affiliated Group prompt notice thereof and shall provide the relevant member of the Affiliated Group with all reasonable assistance necessary to enable such member of the Affiliated Group to obtain such protective orders or other assurances as such member of the Affiliated Group shall deem appropriate for the protection of such information.

(d)Intellectual Property. You hereby agree that all right, title, and interest in and to all of your Discoveries and work product made during your period of employment and/or service with the Affiliated Group related to the Business (as defined below), whether pursuant to this Agreement or otherwise or before or after the Effective Date, shall belong solely to the Company, whether or not they are protected or protectable under applicable patent, trademark, service mark, copyright, or trade secret laws. For this purpose, “Discoveries” means all inventions, designs, discoveries, improvements, and works of authorship, including any information relating to the know-how, processes, designs, computer programs and routines, formulae, techniques, or developments of the Affiliated Group or experimental work, work in progress, or business trade secrets made, conceived, or reduced to practice by the Affiliated Group. You agree that all work or other material containing or reflecting any such Discoveries and work product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and shall be owned by the Company without further consideration. If it is determined that any such works are not “works made for hire” and/or all right, title, and interest in and to such work product does not automatically vest in the Company, you hereby (i) irrevocably assign to the Company all of your right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Discoveries or work product, and (ii) waive any moral rights in such work product to the fullest extent permitted under applicable law. You covenant that you shall keep the Company informed of the development of all Discoveries or work product made, conceived, or reduced to practice by the Company or its affiliates, in whole or in part, alone or with others, which either result from any work you may do for, or at the request of, the Affiliated Group, or are related to the Company’s present or contemplated activities, investigations, or obligations. You further agree that, at the Company’s request and expense, you shall execute any assignments or other documents necessary to transfer any such Discoveries or work product to the Company and to cooperate with the Company or its nominee in perfecting the Company’s title (or the title of the Company’s nominee) in such materials. In the event that the Company is unable for any reason to secure your signature to any document required to file, prosecute, register, or memorialize the ownership and/or assignment of any Discovery or other work product, you hereby irrevocably designate and appoint the Company’s duly authorized officers and agents as your agents and attorneys-in-fact to act for and on your behalf and stead (A) to execute, file, prosecute, register, and/or memorialize the assignment and/or ownership of any Discoveries or other work product; (B) to execute and file any documentation required for such enforcement; and (C) do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, and/or ownership of, issuance of, and enforcement of any Discoveries or other work product, all with the same legal force and effect as if executed by you. You grant the Affiliated Group a permanent, exclusive, paid-up, and worldwide license under your intellectual property rights in any Discoveries or work product that is delivered to the Affiliated Group by you in connection with the performance of services for the Affiliated Group, whether or not such intellectual property rights are created under or during the period of your employment and/or service with the Affiliated Group, to use, have used, make, have made, sell, and have sold such Discoveries and reproduce in quantities, prepare derivative works, and publicly display and distribute such work product.
(e)Whistleblower Protection. Nothing in this Agreement shall prohibit or restrict the Affiliated Group, you, or your attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement granted hereunder, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement prohibits or restricts the Affiliated Group or you from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.
(f)Trade Secrets. Pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
2.Noncompetition. You agree that, during your period of employment and/or service with the Affiliated Group (except as otherwise provided herein) (the “Noncompetition Period”), you shall not provide services, on your own behalf, or on behalf of any other person or entity, whether as an officer, director, shareholder, partner, proprietor, employee, agent, consultant, or independent contractor, to any person or entity that is at the time engaged, or has plans to become engaged, in the Business. For this purpose, “Business” means any business, in the United States or in any other country or jurisdiction in which the Affiliated Group is engaged in providing services, (a) customer engagement solutions for automation of contact center business processes or (b) that is in competition with the actual or planned business of the Affiliated Group. Notwithstanding the foregoing, ownership (solely for passive investment purposes) of up to 1% of the outstanding stock or other equity interests of a person or entity, regardless of the business or operations conducted by such person or entity, that is publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section 2 of this Exhibit A.
3.Mutual Nondisparagement. Subject to Sections 1(e) and 1(f) of this Exhibit A, you covenant and agree that you shall not make, or solicit or encourage others to make or solicit, directly or indirectly (on your own behalf or in the service or on behalf of others or jointly with any other person or entity), any derogatory statement or other communication with the intent to disparage the Affiliated Group or any of its businesses, products, services, personnel, or activities. The Company shall instruct its directors and executive officers as of the date of your termination of employment not to make, or solicit or encourage others to make or solicit, directly or indirectly (on their own behalf or in the service or on behalf of others or jointly with any other person or entity), any derogatory statement or other communication with the intent to disparage you. Nothing in this Section 3 of this Exhibit A or any other provision of this Agreement shall prevent you from filing a charge or providing information to any governmental agency, or from providing information in response to a subpoena or other enforceable legal process or as otherwise required by law.
4.Nonsolicitation; Noninterference.
(a)Customers. You agree that, during the Noncompetition Period, you shall not, directly or indirectly, on your own behalf or on behalf of any other person or entity (other than the Affiliated Group), (i) solicit or call upon any actual or prospective customer, vendor, supplier, or other business relationship of the Affiliated Group for the purpose of, or with the intention of, selling or providing to such actual or prospective customer, vendor, supplier, or other business relationship any product or service substantially similar to, or otherwise in competition with, any product or service sold, provided, or under development by the Affiliated

Group at the time of such prohibited conduct; or (ii) intentionally interfere, or intentionally aid or induce any other person or entity in interfering, with the relationship between the Affiliated Group and any of their respective vendors, joint venturers, or licensors that causes or may reasonably be expected to cause harm to the Affiliated Group.
(b)Employees and Other Service Providers. You agree that, during the Noncompetition Period and for a period of 12 months following your termination of employment and/or service for any reason, you shall not, directly or indirectly, on your own behalf or on behalf of any other person or entity (other than the Affiliated Group), solicit or recruit, or attempt to solicit or recruit, to work for or engage in a Business any individual who is at that time, or was within the one-year period immediately preceding any such solicitation or recruitment, an employee of the Affiliated Group.
5.Reasonableness of Covenants; Right to Counsel; Review Period. You give the Company assurance that you have carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Exhibit A. You agree that these restraints are necessary for the reasonable and proper protection of the Affiliated Group and their Confidential Information and that each and every one of the restraints is reasonable in respect of subject matter, length of time, and geographic area, and that these restraints, individually or in the aggregate, will not prevent you from obtaining other suitable employment during the period in which you are bound by the restraints. You acknowledge that each of these covenants has a unique, very substantial, and immeasurable value to the Affiliated Group, and that you have sufficient assets and skills to provide a livelihood while such covenants remain in force. You further covenant that you shall not challenge the reasonableness or enforceability of any of the covenants set forth in this Exhibit A. It is also agreed that each member of the Affiliated Group shall have the right to enforce all of your obligations to such member under this Exhibit A. You acknowledge that you have been informed of your legal right to consult with independent legal counsel prior to signing this Agreement regarding your rights and obligations under this Agreement and you have (or have elected not to on your own volition) consulted with independent legal counsel.
6.Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Exhibit A is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state and then fully enforced as so modified. In the event that any one or more of the provisions of this Exhibit A shall be held to be invalid, illegal, or unenforceable, it is the desire of the parties that the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
7.Tolling. In the event of any violation of the provisions of this Exhibit A in any material respect (as determined by the Board in good faith within a reasonable period of time upon becoming aware of such violation), you acknowledge and agree that the post-termination restrictions contained in this Exhibit A shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
8.Survival of Provisions. The obligations contained in this Exhibit A shall survive the termination of your employment and shall be fully enforceable thereafter.
9.Equitable Relief and Other Remedies. You acknowledge and agree that the remedies at law of the Affiliated Group for a breach or threatened breach of any of the provisions of this Exhibit A would be inadequate, and in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Affiliated Group shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy that may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.
*    *    *    *